Exhibit 99.1

FOR IMMEDIATE RELEASE
McCORMICK REPORTS ON SECOND QUARTER RESULTS AND LATEST 2016 FINANCIAL OUTLOOK
SPARKS, Md., June 30, 2016 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the second quarter ended May 31, 2016 and provided its latest financial outlook for fiscal year 2016.

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Sales rose 4% in the second quarter from the year-ago period. In constant currency, the company grew sales 6%, led by the consumer segment. Gross profit margin rose to 40.7% from 39.4% in the second quarter of 2015.

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Earnings per share was $0.73 in the second quarter compared to $0.65 in the year-ago period. Adjusted earnings per share was $0.75 compared to $0.75 in the second quarter of 2015. In the second quarter of 2016 versus the year-ago period, the company increased its brand marketing by $10 million and had a $5 million increase in acquisition-related costs.

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For the 2016 fiscal year, the company adjusted its financial outlook for an increase in projected special charges. Excluding this impact, the company reaffirmed its expected growth rate for sales, adjusted operating income and adjusted earnings per share. The company indicated greater confidence in achieving the higher end of its projected growth range for sales and earnings per share.

President & CEO's Remarks
Lawrence E. Kurzius, President and CEO, stated, “McCormick's second quarter results continued the strong performance we had in the first quarter of fiscal year 2016. Led by our consumer segment, we increased sales 4% and in constant currency, the increase was 6%. Underpinning our growth is the rise in consumer demand for healthy flavor and high quality products, and we are meeting this demand with an expanding portfolio of on-trend products. In the second quarter, we introduced a number of new products and were pleased to expand our portfolio with the acquisition of Gourmet Garden, a leader in chilled, convenient herbs.
"In addition to higher sales, we significantly increased second quarter gross profit margin. Led by our Comprehensive Continuous Improvement (CCI) program, we are improving productivity and lowering costs throughout the company. We are making great progress toward our four-year goal to achieve $400 million of cost savings by 2019, and have increased our cost savings goal for 2016 to a range of $100 million to $110 million. These cost savings are driving margin improvement and are our fuel for growth, providing the funds for higher brand marketing, product development and acquisitions.

"Around the world, McCormick employees are driving our momentum and I thank them for their efforts and engagement. Our growth, performance and people are building value for McCormick shareholders."
Second Quarter 2016 Results
McCormick reported a 4% sales increase in the second quarter from the year-ago period, which included an unfavorable impact of 2% from foreign currency exchange rates. Acquisitions added 3% to the sales increase, including the incremental impact of Drogheria & Alimentari and Stubbs, purchased in 2015, and Gourmet Garden, purchased in 2016. Another 3% was added to sales growth by product innovation, brand marketing support and expanded distribution, as well as pricing actions to offset an increase in material costs. In constant currency, the company grew sales 6%.
Operating income was $125 million in the second quarter compared to $104 million in the year-ago period. The company recorded $4 million of special charges in the second quarter of 2016 related to organization and streamlining actions, and in the second quarter of 2015 recorded $19 million of special charges. In the second quarter of 2016 compared to the year-ago period, the favorable impact of higher sales and cost savings more than offset a $10 million increase in brand marketing, a $5 million increase in costs related to acquisition activity and an increase in material costs. The additional $10 million investment in brand marketing is a 16% increase from the second quarter of 2015. Excluding special charges, adjusted operating income was $129 million compared to $123 million of adjusted operating income in the year-ago period. In constant currency, adjusted operating income rose 7%,
Earnings per share was $0.73 in the second quarter compared to $0.65 in the year-ago period. Special charges lowered earnings per share by $0.02 and $0.10 in the second quarter of 2016 and 2015, respectively. In the second quarter of 2016 compared to the year-ago period, the increase in adjusted operating income was largely offset by the impact of a higher tax rate. Excluding the impact of special charges, adjusted earnings per share was $0.75 in the second quarter of 2016 compared to $0.75 in the year-ago period.
The company continues to generate strong cash flow and year-to-date net cash provided by operating activities through the second quarter of 2016 was $213 million compared to $186 million in the first half of 2015, mainly as a result of higher net income.
2016 Financial Outlook
For the 2016 fiscal year, the company adjusted its financial outlook to reflect an increase in projected special charges. Excluding this impact, the company reaffirmed its expected growth rate for sales, adjusted operating income and adjusted earnings per share. The company indicated greater confidence in achieving the higher end of its projected growth range for sales and earnings per share.
The company expects to grow sales 1% to 3%, and excluding the estimated impact of unfavorable currency rates, the projected growth rate is 4% to 6%. Drivers of this projected increase include higher base business sales, new products, acquisitions and pricing. With the acquisition in April 2016 of Gourmet Garden, the company has greater confidence in achieving the higher end of its projected sales growth range.
Operating income is expected to grow 16% to 19% from $548 million of operating income in 2015. This range includes the impact of estimated special charges that relate to organization and streamlining actions, which are now estimated to be $11 million in 2016 compared to $66 million in 2015. Excluding the impact of special charges, the company reaffirmed its expectation to grow adjusted operating income 6% to 8% from adjusted operating income of $614 million in 2015. Excluding the estimated impact of unfavorable currency rates, the expected year to year increase in adjusted operating income is 9% to 11%. Based on significant progress with productivity improvements, led by its CCI program, the company raised its projected 2016 cost savings to a range of $100 million to $110 million from its prior estimate of at least $95 million.
The company adjusted its projected 2016 earnings per share to a range of $3.63 to $3.70 from the previous range of $3.65 to $3.72 to reflect the increase in estimated special charges. This compares to $3.11 of earnings per share in 2015. The estimated impact of special charges in 2016 has increased by $0.02 to $0.05 and this compares to a $0.37 impact from special charges in 2015. Excluding the impact of special charges, the projected range for adjusted earnings per share in 2016 remains $3.68 to $3.75. This is an increase of 6% to 8% from adjusted earnings per share of $3.48 in 2015. Excluding the estimated impact of unfavorable currency rates, the expected year to year increase in adjusted earnings per share is 9% to 11%. Based on performance through the first half of 2016, the company has greater confidence in achieving the higher end of this range. For the fiscal year 2016, another year of strong cash flow is anticipated, with plans to return a portion to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Six months ended
	5/31/2016	5/31/2015	5/31/2016	5/31/2015
Net sales	$641.8	$599.8	$1,275.6	$1,220.1
Operating income	82.9	65.1	175.9	137.4
Operating income, excluding special charges	86.4	80.8	180.7	172.3
Consumer segment sales rose 7% when compared to the second quarter of 2015 and in constant currency sales rose 8%. Acquisitions added 6% to the sales increase this period. Volume and product mix, as well as pricing actions taken to offset higher material costs, also contributed to higher sales.

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Consumer sales in the Americas rose 6%, with minimal impact from currency. Approximately half of the sales increase was added by the August 2015 acquisition of Stubb's and the April 2016 acquisition of Gourmet Garden. Higher volume and product mix this period included increased U.S. sales of McCormick brand spices and herbs, recipe mixes, Lawry's brand products and Simply Asia products. Pricing actions also contributed to higher sales.

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Consumer sales in Europe, Middle East and Africa (EMEA) increased 18%. In constant currency the company grew sales 20%, with sales from Drogheria & Alimentari, acquired May 2015, adding 14% of the increase. Sales growth this quarter was mainly driven by increased volume and product mix in France, Poland and Russia, due in part to higher brand marketing, product innovation and expanded distribution. Pricing actions also contributed to higher sales.

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Second quarter consumer sales in the Asia/Pacific region declined 4%, although in constant currency, sales rose slightly. Gourmet Garden added 3% to sales in this region. The company grew base business sales in China and Australia. In India, the company decided toward the end of 2015 to discontinue sales of a low margin product line and this lowered the sales growth rate in this region by 6 percentage points.

Consumer segment operating income, excluding special charges, rose 7% to $86 million compared to $81 million in the year-ago period. In constant currency, adjusted operating income rose 8%. The favorable impact of sales growth and cost savings more than offset the impact of an $8 million increase in brand marketing, a $5 million increase in acquisition-related costs and an increase in material costs.
Industrial Segment

(in millions)	Three months ended		Six months ended
	5/31/2016	5/31/2015	5/31/2016	5/31/2015
Net sales	$421.5	$424.3	$817.9	$814.4
Operating income	42.1	38.7	78.2	60.1
Operating income, excluding special charges	42.5	42.0	78.9	72.6
Industrial segment sales declined slightly when compared to the second quarter of 2015, although in constant currency sales rose 3%. Both volume and product mix and pricing actions taken in response to higher material costs, had a favorable impact on sales versus the year-ago period.

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Industrial sales in the Americas were comparable to the year-ago period. In constant currency, sales rose 2%, driven by higher pricing and increased volume and product mix. During the second quarter, the company grew volume and product mix, led by sales of branded food service products and snack seasonings.

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In EMEA, industrial sales declined 8% from the year-ago period. In constant currency sales rose 1%, with higher pricing offset in part by lower volume and product mix. This was a decline in the rate of sales growth from prior quarters as the company lapped the impact of year-ago distribution gains, as well as weak sales for a consolidated joint venture that the company plans to exit by the end of 2016.

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Industrial sales in the Asia/Pacific region grew 5%. In constant currency, sales rose 9% as a result of higher volume and product mix driven mainly by increased sales to quick service restaurants in the region from our operation in China.

Industrial segment operating income, excluding special charges, rose 1% to $43 million from $42 million in the year-ago period. In constant currency, adjusted operating income rose 5%. The favorable impact of higher sales and cost savings, was offset in part by an increase in material costs and a $2 million increase in brand marketing.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for the periods presented. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. In our consolidated income statement, we include a separate line item captioned “special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President Global Industrial Segment and McCormick International; President Global Consumer Segment and North America; and Senior Vice President, Human Relations. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.
We believe that these non-GAAP financial measures are important. The exclusion of special charges and the impact of foreign currency exchange rates provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Six Months Ended
	5/31/16	5/31/15	5/31/16	5/31/15
Operating income	$125.0	$103.8	$254.1	$197.5
Impact of special charges	3.9	19.0	5.5	47.4
Adjusted operating income	$128.9	$122.8	$259.6	$244.9
% increase versus prior period	5.0%		6.0%

Net income	$93.8	$84.3	$187.2	$154.8
Impact of special charges (1)	2.7	12.9	4.0	32.8
Adjusted net income	$96.5	$97.2	$191.2	$187.6
% increase (decrease) versus prior period	(0.7)%		1.9%

Earnings per share - diluted	$0.73	$0.65	$1.46	$1.20
Impact of special charges	0.02	0.10	0.03	0.25
Adjusted earnings per share - diluted	$0.75	$0.75	$1.49	$1.45
% increase versus prior period	—%		2.8%

(1) Special charges of $2.7 million and $4.0 million for the three months and six months ended May 31, 2016 and $12.9 million and $32.8 million for the three and six months ended May 31, 2015 are net of taxes of $1.2 million, $1.5 million, $6.1 million and $14.6 million, respectively.
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended May 31, 2016
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	5.9%	(0.5)%	6.4%
EMEA	17.8%	(1.7)%	19.5%
Asia/Pacific	(3.9)%	(4.4)%	0.5%
Total consumer segment	7.0%	(1.3)%	8.3%
Industrial segment
Americas	0.4%	(1.8)%	2.2%
EMEA	(7.8)%	(8.3)%	0.5%
Asia/Pacific	5.3%	(4.0)%	9.3%
Total industrial segment	(0.7)%	(3.4)%	2.7%
Total net sales	3.8%	(2.2)%	6.0%
Adjusted operating income
Consumer segment	6.9%	(1.1)%	8.0%
Industrial segment	1.2%	(3.6)%	4.8%
Total adjusted operating income	5.0%	(1.9)%	6.9%

	Six Months Ended May 31, 2016
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	4.2%	(0.9)%	5.1%
EMEA	10.3%	(6.3)%	16.6%
Asia/Pacific	(1.9)%	(5.0)%	3.1%
Total consumer segment	4.5%	(2.7)%	7.2%
Industrial segment
Americas	1.8%	(2.5)%	4.3%
EMEA	(4.2)%	(9.6)%	5.4%
Asia/Pacific	0.7%	(5.7)%	6.4%
Total industrial segment	0.4%	(4.3)%	4.7%
Total net sales	2.9%	(3.4)%	6.3%
Adjusted operating income
Consumer segment	4.9%	(2.4)%	7.3%
Industrial segment	8.7%	(5.5)%	14.2%
Total adjusted operating income	6.0%	(3.3)%	9.3%
To present the percentage change in projected 2016 sales, adjusted operating income and adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2016 and are compared to the 2015 results, translated into U.S. dollars using the same 2016 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2015. This calculation is performed to arrive at adjusted net income (however, no adjustment is made for the company's share of income in unconsolidated operations that are denominated in currencies other than the U.S. dollar) divided by historical shares outstanding for fiscal year 2015 or projected shares outstanding for fiscal year 2016, as appropriate.
Fiscal year 2015 actual results and 2016 projections

(in millions except per share data)	Twelve Months Ended
	2016 Projection	11/30/15
Operating income		$548.4
Impact of special charges		65.5
Adjusted operating income		$613.9

Earnings per share - diluted	$3.63 to $3.70	$3.11
Impact of special charges, including special charges attributable to non-controlling interests	0.05	0.37
Adjusted earnings per share - diluted	$3.68 to $3.75	$3.48

Percentage change in sales	1% to 3%
Impact of foreign currency exchange rates	(3)%
Percentage change in sales on constant currency basis	4% to 6%

Percentage change in adjusted operating income	6% to 8%
Impact of foreign currency exchange rates	(3)%
Percentage change in adjusted operating income on constant currency basis	9% to 11%

Percentage change in adjusted earnings per share	6% to 8%
Impact of foreign currency exchange rates	(3)%
Percentage change in adjusted earnings per share on constant currency basis	9% to 11%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased use of private label or other competitive products; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry - retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.
For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Six months ended
	May 31, 2016	May 31, 2015	May 31, 2016	May 31, 2015
Net sales	$1,063.3	$1,024.1	$2,093.5	$2,034.5
Cost of goods sold	630.5	620.1	1,255.7	1,240.8
Gross profit	432.8	404.0	837.8	793.7
Gross profit margin	40.7%	39.4%	40.0%	39.0%
Selling, general and administrative expense	303.9	281.2	578.2	548.8
Special charges	3.9	19.0	5.5	47.4
Operating income	125.0	103.8	254.1	197.5
Interest expense	13.7	13.0	27.6	25.9
Other income, net	0.7	0.6	1.8	0.4
Income from consolidated operations before income taxes	112.0	91.4	228.3	172.0
Income taxes	25.9	14.5	57.2	34.5
Net income from consolidated operations	86.1	76.9	171.1	137.5
Income from unconsolidated operations	7.7	7.4	16.1	17.3
Net income	$93.8	$84.3	$187.2	$154.8

Earnings per share - basic	$0.74	$0.66	$1.47	$1.21

Earnings per share - diluted	$0.73	$0.65	$1.46	$1.20

Average shares outstanding - basic	126.9	127.9	127.0	128.1
Average shares outstanding - diluted	128.3	129.0	128.3	129.2

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	May 31, 2016	May 31, 2015
Assets
Cash and cash equivalents	$131.5	$89.5
Trade accounts receivable, net	399.6	390.6
Inventories	739.6	738.5
Prepaid expenses and other current assets	131.5	140.3
Total current assets	1,402.2	1,358.9
Property, plant and equipment, net	637.1	590.1
Goodwill	1,837.1	1,719.8
Intangible assets, net	410.2	364.6
Investments and other assets	357.7	345.0
Total assets	$4,644.3	$4,378.4

Liabilities
Short-term borrowings and current portion of long-term debt	$513.7	$622.6
Trade accounts payable	366.2	337.8
Other accrued liabilities	390.8	378.4
Total current liabilities	1,270.7	1,338.8
Long-term debt	1,055.2	807.9
Other long-term liabilities	544.9	496.4
Total liabilities	2,870.8	2,643.1
Shareholders’ equity
Common stock	1,074.4	1,019.6
Retained earnings	1,069.8	1,020.4
Accumulated other comprehensive loss	(387.7)	(324.7)
Non-controlling interests	17.0	20.0
Total shareholders’ equity	1,773.5	1,735.3
Total liabilities and shareholders’ equity	$4,644.3	$4,378.4

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Six Months Ended
	May 31, 2016	May 31, 2015
Operating activities
Net income	$187.2	$154.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53.0	52.5
Stock based compensation	15.8	13.9
Income from unconsolidated operations	(16.1)	(17.3)
Changes in operating assets and liabilities	(43.7)	(35.2)
Dividends from unconsolidated affiliates	16.5	17.2
Net cash flow provided by operating activities	212.7	185.9

Investing activities
Acquisition of businesses (net of cash acquired)	(118.1)	(111.5)
Capital expenditures	(54.8)	(42.7)
Proceeds from sale of property, plant and equipment	1.5	0.1
Net cash flow used in investing activities	(171.4)	(154.1)

Financing activities
Short-term borrowings, net	373.8	148.2
Long-term debt repayments	(201.8)	(0.3)
Proceeds from exercised stock options	21.9	14.2
Common stock acquired by purchase	(100.8)	(69.9)
Dividends paid	(109.3)	(102.5)
Net cash flow used in financing activities	(16.2)	(10.3)

Effect of exchange rate changes on cash and cash equivalents	(6.2)	(9.3)
Increase in cash and cash equivalents	18.9	12.2
Cash and cash equivalents at beginning of period	112.6	77.3

Cash and cash equivalents at end of period	$131.5	$89.5